UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

  Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 27, 2014

Service Corporation International
(Exact name of registrant as specified in its charter)

Texas	1-6402-1	74-1488375
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1929 Allen Parkway Houston, Texas	77019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(713) 522-5141

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 8.01 Other Events

On February 27, 2014, Service Corporation International (the “Company”) announced a settlement of the lawsuit involving, among others, our cemetery Eden Memorial Park. In the discussion of the lawsuit in our recently filed Form 10-K, the lawsuit is styled Robert Scott, individually and on behalf of all others similarly situated, v. Eden Memorial Park, et al. (previously styled F. Charles Sands, et al. v. Eden Memorial Park, et al.) Case No. BC421528; in the Superior Court of the State of California for the County of Los Angeles - Central District. This case involves an alleged class action for burial practice claims regarding the cemetery.

On February 27, 2014, the trial court preliminarily approved the settlement agreement executed by the parties to the case. All claims under the lawsuit will be released if final court approval of the settlement is obtained. The terms of the settlement call for the establishment of a settlement fund of $35,250,000, to which various SCI insurance carriers will contribute $25,250,000 and the Company will contribute the balance. Other provisions call for, among other things, the Company to contribute up to $250,000 toward claims administration costs and take certain actions in performing future burials. In addition, the Company reserves the right to cancel the settlement in the event a certain number of class members opt out of the settlement. The settlement of this matter will result in a one-time charge of $10.25 million, net of insurance recoveries, which will be reflected as a Corporate General & Administrative expense in our first quarter Statement of Operations.

Item 9.01 Financial Statements and Exhibits

(d) The following exhibit is included with this report

Exhibit No.	Description
99.1	Press Release, dated February 27, 2014 announcing the lawsuit settlement.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 27, 2014	Service Corporation International

	By:	/s/ Gregory T. Sangalis
Gregory T. Sangalis
Senior Vice President
General Counsel and Secretary